EXHIBIT 21

Subsidiaries of the Registrant

State or Jurisdiction of Incorporation
Name (all 100% owned)	or Organization

ACS GmbH	Germany
Advanced Cardiovascular Systems, Inc.	California
Cardiac Pacemakers, Inc.	Minnesota
Cardio Thoracic Systems, Inc.	Delaware
CPI Delaware, Inc.	Delaware
EndoVascular Technologies, Inc.	Delaware
Golf Acquisition Corporation	California
Guidant Australia Pty Ltd.	Australia
Guidant B.V.	Netherlands
Guidant Belgium S.A.	Belgium
Guidant Beteiligungs GmbH	Germany
Guidant Canada Corporation	Canada
Guidant Clonmel Distribution	Ireland
Guidant do Brasil Ltda.	Brazil
Guidant Europe S.A.	Belgium
Guidant France S.A.	France
Guidant GmbH & Co.	Germany
Guidant GmbH (Austria)	Austria
Guidant Holdings, Inc.	Indiana
Guidant Hong Kong Ltd.	Hong Kong
Guidant Intercontinental Corporation	Indiana
Guidant International (FSC)	Barbados
Guidant International B.V.	Netherlands
Guidant Investment Corporation	California
Guidant Italia, S.r.l	Italy
Guidant Japan K.K.	Japan
Guidant Limited (U.K.)	England
Guidant Luxembourg	Luxembourg
Guidant Nederland B.V.	Netherlands
Guidant Norway A.S.	Norway
Guidant Portugal	Portugal
Guidant Puerto Rico BV	Puerto Rico
Guidant S.A. (Spain)	Spain
Guidant S.A. (Switzerland)	Switzerland
Guidant Sales Corporation	Indiana
Guidant Scandinavia (Denmark)	Denmark
Guidant Scandinavia AB (Sweden)	Sweden
Guidant Singapore Pte. Ltd.	Singapore
Guidant Thailand	Thailand
Intermedics Electromedicina SA	Spain
Intermedics Japan K.K.	Japan
Intermedics London Limited	England
Intermedics S.A.	Switzerland
Intermedics, Inc.	Delaware
Mario Pelegrina, Inc.	Texas
Origin Medsystems, Inc.	Delaware
Oxybia	France